Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is made by and between Jason Pharmaceuticals, Inc., its affiliates, subsidiaries, predecessors, successors and assigns, and their officers, directors, trustees, employees, agents, attorneys, representatives, insurers, employee benefit plans, fiduciaries, and administrators (past, present and future) (individually and collectively referred to as the “Company” or the “Employer”), and Timothy G. Robinson (“Employee”).

WHEREAS, Employee has been employed with the Employer as the Chief Financial Officer; and

WHEREAS, the parties hereto now desire to end their employment relationship on an amicable basis.

NOW, THEREFORE, based on the mutual promises contained herein and other good and valuable consideration, Company and Employee agree as follows:

1.        Employment Status. The employment relationship will end effective on March 31, 2020 (the “Termination Date”).

2.        Severance Benefits. Assuming Employee signs this Agreement and does not revoke his acceptance, Employee shall receive the following payments and benefits to which he is not otherwise entitled, and which are exchanged for Employee’s agreements, covenants, waiver and release contained in this Agreement:

(a)       Severance Pay. Employee will receive severance pay representing (i) one year’s annual salary in the amount of $427,450.00 and (ii) one year’s annual target bonus in the amount of $299,215.00, for a total severance pay amount of $726,665.00 (the “Severance Payment”). The Severance Payment will be made in a lump sum within ten (10) days following the Effective Date of this Agreement and will be subject to all legally required withholdings and deductions.

(b)       Pro Rata Bonus. Employee will receive an additional pro-rata bonus for fiscal year 2020, in the amount of $74,804. The Pro Rata Bonus will be made in a lump sum payment within ten (10) days following the Effective Date of this Agreement and will be subject to all legally required withholdings and deductions.

(c)       Health Insurance Benefits. To the extent Employee was a participant in Employer’s medical, dental, and/or vision plans (collectively, “Health Insurance”), Employee’s Health Insurance coverage will terminate on the last day of the month for which the Employee was terminated. If Employee signs this Agreement, does not revoke his acceptance, and is eligible for and elects to continue benefits under COBRA, the Employer shall reimburse Employee for the Employer’s portion of the premium contributions for Employee and any eligible dependents from the Termination Date through March 31, 2021. Said payment shall be made in a lump sum payment in the total amount of $24,044.26 (which represents the Employer’s contribution amount of $12,983.90, plus additional $11,060.36 to account for applicable taxes) and shall be made with thirty (30) days after Employer elects COBRA continuation coverage. After the Employer’s contributions cease, Employee may continue COBRA coverage for the remainder of the COBRA eligibility period by paying the full COBRA premium amount.

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(d)        Outplacement Services. Employer will pay for the cost of twelve (12) months of outplacement services for Employee’s benefit, starting after the Effective Date of this Agreement and continuing until March 31, 2021 or until Employee secures employment, whichever date is sooner. Information related to the outplacement services will be sent to Employee via first class mail within ten (10) business days after the Effective Date of this Agreement.

(e)       Retention of Company Property. Employer agrees that Employee may retain his Company-issued iPhone, iPad, and Microsoft Surface that Employee used during his employment; however, Employer understands and agrees that such devices will be wiped of all Company information, including but not limited to documents, files, folders, data, communications, emails, phone numbers, and contact information. Employee agrees to make the devices available to the Company prior to his termination date to conduct the review and deletion of such information on the devises. Employer further agrees that Employee may retain the cell-phone number that he has used during his employment, but that the number will no longer be associated with nor services paid for by the Employer.

3.        Other Compensation and Benefits. Employee shall receive the following payments and benefits regardless of whether he executes this Agreement.

(a)       Employee will receive payment for all accrued and unused “Paid Time Off” (“PTO”) as of the close of business on the Termination Date, regardless of whether he signs this Agreement.

(b)        Participation in the 401(k) Plan and disability and life insurance benefits coverage will terminate on the Termination Date; however, Employee will be entitled to any vested rights, which are governed by the Employer’s 401(k) Plan.

(c)       Employee will not be eligible for any additional bonus or, other than the Severance Payments provided for herein, any other payments of any kind as of the Termination Date.

4.        Treatment of Stock Holdings. Employee’s stock holdings will vest as follows:

(a)       Employee’s stock options shall fully vest upon the Termination Date and remain exercisable for 90 days past the Termination Date.

(b)       Time-Based Restricted Shares and/or Deferred Shares will vest on a pro-rata basis, based on the number of months during the vesting period the Employee was employed. For purposes of clarity in determining Employee’s entitlement, partial months shall be counted as full months.

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(c)       Performance Based Restricted Shares or Deferred Shares will vest on a pro-rata basis, based on the number of months during the performance period the Employee was employed and will be paid out at the end of the performance period based on actual performance. For purposes of clarity in determining Employee’s entitlement, partial months shall be counted as full months.

(d)      A listing of the grants subject to the provisions of (b) and (c) above is attached hereto as Attachment A.

5.        Company Property; Business Registrations.

(a)	Employee represents that he has returned all Company property, other than the iPhone, iPad and Microsoft Surface referenced in Paragraph 2(d) above, to Company on the Termination Date. Employee agrees and authorizes Company to deduct from Employee’s final pay and/or severance pay any amounts for obligations owed by Employee to Company for unpaid personal corporate credit card balances, personal telephone calls, costs of unreturned company property, and other debts and obligations to the Company. Such amounts shall be documented in writing by the Company and such documentation shall be submitted to Employee prior to such deduction.

(b)	The Company will take appropriate actions to remove Employee’s name and personal information (e.g., Social Security Number, Passport Number) from use in any registrations with governmental entities, bank accounts, or similar uses.

6.       Non-Competition, Non-Disclosure and Confidential Information.

(a)        Employee agrees that during the period immediately following the Termination Date and for one (1) year thereafter, he shall not, either directly or indirectly, for himself, or through, on behalf of, or in conjunction with any person(s) or entity:

(i)  Own, maintain, operate, be employed by in a position that is substantially similar to the position held by Employee with the Company, or have any interest (either as owner, shareholder, partner, officer, employee, consultant, independent contractor, agent, or otherwise) in any Competing Business (as defined in the following sentence).  For purposes of this Agreement, “Competing Business” shall be defined as any person(s) or entity in direct competition with Employer and which formulates, manufactures, develops, sells or otherwise provides programs, services, or products that are the same or similar to those offered, promoted, distributed, or under development or contemplated to be developed by the Company as of the effective date of this Agreement, or its affiliates, in the retail or direct marketing space. Examples of Competing Businesses include, but are not limited to, NutriSystem, Jenny Craig, and Weight Watchers; however, this is not an exhaustive list.  This provision shall apply to any Competing Business which is, or is intended to be, located or operated in any state or other jurisdiction where the Company has conducted business during the term of Employee’s employment with the Company; or

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(ii)  Divert or attempt to divert any business or customer of the Company to any Competing Business by direct or indirect inducement, solicitation, contact, or otherwise; or

(iii)  Employ or seek to employ any person who is at that time employed by the Company, or otherwise directly or indirectly induce or attempt to induce such person to leave his or her employment with the Company for any reason whatsoever.

(b)  Employee further agrees that he shall not, at any time after the Termination Date and for a period of two (2) years thereafter, either directly or indirectly, for himself, or through, on behalf of, or in conjunction with any person(s), provide services, advice, information, consult, or be employed by an Activist Investor.  For the purposes of this Agreement, “Activist Investor” means an entity, person, or group of persons that as of the date here owns, or hereafter purchases, 5% or more of the Company’s common stock or rights to acquire 5% or more of the Company’s common stock with the purpose of changing or influencing the Company’s decisions as reported on SEC Schedule 13D.

(c)  Employee agrees that he has an ethical duty to protect and not to disclose Confidential Information, as defined below, that he has gained during his course of employment and to protect confidential relationships between the Company and its customers, clients, suppliers and vendors.  Employee will not disclose to, or use for the benefit of, any third party, including but not limited to any of Employer’s shareholders, investors, or Activist Investor(s), any Confidential Information or trade secrets of the Company and its affiliates.  Additionally,  Employee agrees that business information that has not been made public shall not be released to private individuals, organizations or governmental bodies unless demanded by legal process such as a subpoena or court order, that should Employee receive a demand by legal process for such information he will immediately notify the Company’s General Counsel, and that he will not use Confidential Information obtained in the course of his employment for the purpose of advancing any private interest or for personal gain.  This provision does not prevent Employee from truthfully communicating with any governmental administrative agency regarding a suspected violation of law, including providing documents or other information, without notice to the Employer.

(d)  Employee shall not retain any Confidential Information or copies thereof, all of which (whether in hard copy or electronic format).  Employee represents that he has returned to the Company any and all Confidential Information that he has in his possession, custody or control, on the Termination Date.  Employer reserves the right to conduct a forensic search of Employee’s personal electronic devices, including but not limited to Employee’s computers, laptops, cell phones, external hard drives, and any other devices on which Employee may have stored Confidential Information.  Employee agrees that he will permit a forensic search of his personal electronic devices and will agree to a protocol for the deletion of any Confidential Information found on said devices.  For the purposes of this Paragraph, “Confidential Information” means information of any type, not generally known, about the Company’s business, marketing data, business plans, strategies, employee lists, financial records and accounts, processes, services, products, products in development, product plans, projections and budgets, suppliers, customers, decisions, or plans of Company or of any customer of Company (regardless of whether Company has executed a confidentiality agreement with such customer), which is used or useful in the conduct of Company’s business, or which confers or tends to confer a competitive advantage over one who does not possess such information.

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(e) Employee agrees that the covenants contained in this Paragraph are reasonable and necessary to protect the Confidential Information and other trade secrets of the Company and its affiliates. For the purposes of this Section, an “affiliate” shall mean the Company or any joint venture or collaboration in which the Company participates.

(f) It is the intent and desire of Employee and the Company that the restrictive provisions in this Paragraph be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision in this Paragraph shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either Party, to delete therefrom or modify the portion so determined to be invalid or unenforceable, such deletion or modification to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made. Employee acknowledges that Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Employee breaches his obligations under this Paragraph. Accordingly, Employee agrees that Company will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by Employee of his obligations under this subsection in any Federal or state court sitting in the State of Maryland.

7.        Cooperation. At any time following the Termination Date, Employee agrees to cooperate fully and completely with Company, its advisors, and its legal counsel and respond to questions candidly and truthfully with respect to any internal inquiry or investigation, any federal, state, or local agency investigation, and/or any legal proceeding involving Company. Such cooperation shall include Employee making himself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, providing advice to Company to assist Company to respond to or defend against any pending or potential claims against the Company, or providing other assistance needed by Company. Company agrees to reimburse Employee for all reasonable out-of-pocket expenses incurred in connection with rendering such services. If Employee is compelled by legal process to appear or participate in any non-criminal proceeding that involves or is brought against Company, Employee shall promptly disclose to Company the substance of Employee’s planned testimony and production.

8.        Mutual Non-Disparagement. Employee agrees that he will not disparage Company or any of Company’s subsidiaries, affiliates, directors, officers, employees and agents, as well as the directors, officers, employees and agents of Company’s subsidiaries and affiliates. Employee’s non-disparagement obligation includes, but is not limited to, the making of disparaging verbal comments to others or publication of documents containing disparaging statements, either electronically or in hard copy formats. This clause does not bar Employee from truthfully testifying, assisting or participating in any investigation, proceeding or hearing conducted by any governmental administrative agency. Employer agrees that it will instruct Dan Chard, Jason Groves, Claudia Greninger, and all of its current Board Members, that they shall not take any action that derogates Employee or make any negative or disparaging statements concerning Employee, including as to Employee’s character, capability, services, or reputation, or any other statement that in any way could damage Employee’s business relationships or reputation in the community.

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9.        References. Company will only verify Employee's dates of employment and salary and job held on termination. Company will verify Employee’s compensation history upon written authorization from Employee.

10.       Mutual Release and Covenant Not to Sue.

(a)       In consideration for the Severance Payment and other benefits set forth above, except as provided below in Paragraph 10, subsection (e) below, for Employee and Employees’ heirs and personal representatives, Employee hereby releases and forever discharges Employer, and its subsidiaries, affiliates, successors, predecessors, assigns, benefit plans, and funds, and their current and former directors, officers, employees, trustees, agents, attorneys, representatives, insurers, fiduciaries, administrators, and shareholders (the “Released Parties”), from and against all liability, damages, actions and claims of any kind whatsoever, known and unknown, that Employee now has or may have had, or thereafter claim to have, on behalf of Employee or any other person or entity, at any time, arising out of, or relating in any way to, any acts or omissions done or occurring in whole or in part prior to and including the date Employee signs this Agreement, including, but not limited to, all such matters arising out of, or related in any way to, Employee’s employment or termination of employment with Employer. Employee expressly acknowledges and agrees that, to the maximum extent permitted by law, this General Release includes, but is not limited to, Employee’s release of any tort, contract and other common law claims, and any claims under Title VII of the Civil Rights Act of 1964 and 1991, 42 U.S.C. § 2000(e) et seq., 42 U.S.C. § 1981, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 794, the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., and any employee benefit plan sponsored by the Company which is not subject to ERISA, the Equal Pay Act, 29 U.S.C. § 206(4) et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., the Genetic Information Non-Discrimination Act, the anti-discrimination provisions of the Maryland Code, or any other federal, state or municipal law or ordinance relating to discrimination or retaliation in employment, or any other law or regulation, known or unknown to Employee at the time of the execution of this Agreement, saving and excepting, however, any and all obligations of or claims against the Company arising by virtue of the terms and conditions of this Agreement.

(b)       With respect to any claim that is not subject to the foregoing release, Employee further waives and gives up any right to become, and promises not to consent to become, a member of any class or collective action, or otherwise participate in any putative or certified class, collective or multi-party action or proceeding, in a case in which claims are asserted against Employer or any of the Released Parties that are related in any way to Employee’s employment, wages or compensation, or the termination of Employee’s employment. If, without Employee’s prior knowledge and consent, Employee is made a member of a class in any proceeding, Employee agrees to opt out of the class at the first opportunity.

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(c)       By signing this Agreement, Employee also expressly acknowledges and represents that Employee (i) has suffered no injuries or occupational diseases arising out of or in connection with Employee’s employment with Employer; (ii) has received all wages to which Employee was entitled as an employee of Employer; (iii) has received all leave to which Employee was entitled under the Family and Medical Leave Act of 1993 (“FMLA”); and (iv) is not currently aware of any facts or circumstances constituting a violation of the FMLA.

(d)       Except as provided in Paragraph 10, subsection (e) below, Employee agrees not to file, join in or prosecute any lawsuits against Employer or any of the other Released Parties, concerning any matter, act, occurrence, or transaction which arose on or before the date Employee signs this Agreement. Employee expressly represents that as of the date that Employee signs this Agreement, Employee has not filed any grievances, claims, complaints, administrative charges or lawsuits against Employer or any Released Party.

(e)       Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement will waive, relinquish, diminish, or in any way affect (i) any vested rights that Employee may have under Company retirement plans; (ii) Employee’s right to challenge the validity and enforceability of this Agreement’s release of claims under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (OWBPA); (iii) any rights or claims that arise after the date of execution of this Agreement; and (iv) any rights or claims that, as a matter of law, cannot be released or waived. Employee is not precluded from filing a charge or complaint with any governmental administrative agency (such as the EEOC or OSHA) or participating in a government investigation; however, to the maximum extent permitted by law, Employee expressly waives Employee’s right to any monetary recovery or any other individual relief, including but not limited to, back pay, reinstatement, or other damages, in connection with any charge or other administrative charge or should any federal, state or local administrative agency or any other person pursue any claims on Employee’s behalf arising out of or related to Employee’s employment with Employer and/or the termination of that employment, except that Employee may receive and fully retain a monetary award from a government-administered whistleblower program.

(f) Employer agrees to fully release and forever discharge Employee from any and all liability, damages, actions and claims of any kind whatsoever, known and unknown, that Employer now has or may have had, or thereafter claim to have, on behalf of Employer or any other person or entity, at any time, arising out of, or relating in any way to, any acts or omissions done or occurring in whole or in part prior to and including the date Employee signs this Agreement, excepting only those claims that may arise to enforce the terms of this agreement and claims that arise after Employee’s execution of this Agreement.

11.        Non-Disclosure of Terms; Evidence.

(a) Employee agrees that the terms and conditions, as well as the fact of, this Agreement are and shall remain strictly confidential.

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(b) Except as specifically set forth in this paragraph below, Employee shall not disclose the existence of, or any term of this Agreement, in whole or in part, to any individual or entity, except (i) Employee’s spouse and/or attorney and/or financial advisor, who shall be advised of the non-disclosure provisions of this paragraph; (ii) to the extent disclosure is required by a final and binding court order or other compulsory process; or (iii) where disclosure is required by law. Upon Employee’s receipt of any order, subpoena, or other compulsory process demanding production or disclosure of this Agreement, Employee agrees that no later than ten business days prior to the date that such disclosure is to be made, Employee will notify Jason Groves, General Counsel, in writing at 100 International Drive, 18th Floor, Baltimore, MD 21202 of the requested disclosure, including the proposed date of the disclosure, the reason for the requested disclosure, and the identity of the individual or entity requesting the disclosure.

(c) The parties understand and agree that this Agreement shall not be admissible as evidence in any court or administrative proceeding, except that Company or Employee may submit this Agreement to an appropriate judicial forum in the event of its alleged breach.

12.        Defend Trade Secrets Act Notice. Employee is hereby notified of the following: An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the any document containing the trade secret is filed under seal, and the individual does not disclose the trade secret, except pursuant to court order.

13.        No Admission. This Agreement shall not in any way be construed as an admission by the Company or any of its officers, employees or agents of any wrongful conduct or discrimination against, or any liability whatsoever to Employee, and the Company specifically disclaims any liability to Employee.

14.        Section 409A. Notwithstanding any provision to the contrary, all provisions of this Agreement shall be construed and interpreted to comply with Section 409A of the Internal Revenue Code (the “Code”) and applicable regulations thereunder. The parties agree to amend, retroactively if necessary, any provision of this Agreement which is determined by the parties to be noncompliant with Section 409A of the Code and the regulations thereunder. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each Payment under this Agreement shall be treated as a separate payment of compensation for purposes of applying the deferral election rules and the exclusion of certain short-term deferral amounts under Section 409A of the Code. To the extent that any payment of the Compensation is considered “deferred compensation” under Section 409A of the Code and the Executive is a “specified employee” as defined in Section 409A of the Code, then such Severance Payment shall not be paid prior to the six month anniversary of the Termination Date, to the extent necessary to comply with the requirements of Section 409A of the Code.

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15.        Integration. This Agreement shall be binding on the assigns and heirs of the Employee and on the purchasers and assigns of the Company. This Agreement contains the entire understanding of the parties relating to employment, employment pay, severance, severance pay and or other benefits and/or termination from employment, and supersedes all other agreements addressing the same. The parties agree that the Agreement shall not be changed except by another written, signed Agreement.

16.        Governing Law. This Agreement shall be deemed to have been made and executed in the State of Maryland, the laws of which shall apply to any dispute or controversy arising under or related to the Agreement, without regard to conflict of law principles.

17.        Liquidated Damages. Employee agrees and understands that if he or any of his agents breach any of the commitments under this Agreement, then the Employer will be entitled to recover any and all money Employee received as part of the Agreement, along with liquidated damages in an amount equal to the severance payment, and has the right to pursue any and all claims it might have under the law, this Agreement, or in equity.

18.        Acceptance of Agreement; Revocation; Notice of Rights; Payment of Attorneys’ Fees. Employee understands and agrees that Employee may be waiving significant legal rights by signing this Agreement and acknowledges that Employee is executing this Agreement voluntarily and of Employee’s own free will, and that Employee fully understands the terms of this Agreement. Employee further acknowledges, agrees, and understands that:

(a) The consideration that is being provided to Employee under this Agreement is of significant value and in addition to what Employee otherwise would be entitled.

(b) Employee is being advised in writing to consult with an attorney before signing this Agreement.

(c) Employee is being given a period of 21 days from the date of this Agreement within which to review and consider this Agreement (“Consideration Period”) before signing it, but Employee may not sign this Agreement prior to the Termination Date. The Parties agree that any changes, whether material or immaterial, that might be made to this Agreement after it is provided to Employee shall not extend the 21-day Consideration Period.

(d) Employee may revoke this Agreement by delivering written confirmation of revocation to Jason Groves, General Counsel, 100 International Drive, 18th Floor, Baltimore, MD 21202 within seven days after Employee signs the Agreement, and this Agreement shall not become effective and enforceable until such seven-day period has expired. Accordingly, the “Effective Date” of this Agreement shall be the eighth day following Employee’s signing of this Agreement, provided Employee has not revoked this Agreement before then. Unless Employee executes this Agreement and delivers it to Mr. Groves within the Consideration Period, and absent an agreement between the Parties extending that period, this Agreement shall be deemed withdrawn and rendered null and void.

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(e) Employer agrees to pay Employee’s legal fees incurred in connection with the review of this Agreement by the attorney of his choosing, up to a maximum of $5,000. Any and all invoices for such legal fees should be submitted to Jason Groves, General Counsel, General Counsel, 100 International Drive, 18th Floor, Baltimore, MD 21202, within thirty (30) days after Employee’s execution of this Agreement.

Agreed and Accepted:

Jason Pharmaceuticals, Inc.

/s/ Daniel Chard		/s/ Timothy G. Robinson
Employer		Timothy G. Robinson
Date:	March 31, 2020	Date:	March 31, 2020

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ATTACHMENT A TO TIM ROBINSON SEVERANCE AGREEMENT

List of Grants Referenced in Paragraph 4 (c) and (d) of the Agreement

Plan Name	Grant Date	Award Type	Grant Price	Granted	Outstanding	Vested Outstanding	Unvested Outstanding	Exercisable	Exercised / Released
2012 Share Incentive Plan	16-Feb-2017	Options (NQ)	$44.73	7,500	5,000	5,000	-	5,000	2,500
2012 Share Incentive Plan	07-Feb-2018	Options (NQ)	$66.68	4,500	4,500	3,000	1,500	3,000	-
2012 Share Incentive Plan	20-Feb-2019	Performance Based RSU	$131.08	1,959	1,959	-	1,959	-	-
2012 Share Incentive Plan	19-Feb-2020	Performance Based RSU	$100.92	2,483	2,483	-	2,483	-	-
2012 Share Incentive Plan	20-Feb-2019	Share Units (RSU)	$131.08	1,306	871	-	871	-	435
2012 Share Incentive Plan	19-Feb-2020	Share Units (RSU)	$100.92	1,655	1,655	-	1,655	-	-
2012 Share Incentive Plan	07-Feb-2018	Restricted Stock Award	$66.68	1,280	427	-	427	-	853